Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made to be effective as of the 24th day of January, 2013 (the “Commencement Date”), by and between TransCoastal Corporation, a Texas corporation, (hereinafter called the “Company”), and J.F.Hoover (hereinafter called the “Executive”).

W I T N E S E T H.

WHEREAS, the Executive desires to enter into an executive employment relationship with the Company; and.

WHEREAS, both the Company and Executive have read and understood the terms and provisions set forth in this Agreement and have been afforded a reasonable opportunity to review this Agreement with their respective advisors;

NOW, THEREFORE, in consideration of the mutual promises of each, and other good and valuable consideration, the parties hereby covenant and agree as follows:

1.     SERVICES AND DUTIES

(a)     Positions. The Executive shall serve as Chief Fiancial Officer of the Company. The Executive shall report to the Board of Directors of the Company, and shall perform all duties consistent with this position and such other duties generally consistent there with; as such duties shall be prescribed and/or amended from time to time by the sole member. Your individual performance, results and compensation will be reviewed during the Company’s annual performance review period currently scheduled in December of each year.

(b)     Devotion of Time. As of the Commencement Date (as defined above), the Executive shall devote his full time and attention to the Company. However, it is understood that the Executive may have certain other business activities in which he is free to engage, conditioned that such other business activities are disclosed to the Company, do not interfere with the accomplishment of his duties, and are not directly competitive so as to be corporate opportunities of the Company.

(c)     No Joint Venture. The provisions of this Agreement, and especially the compensation provisions, are not intended to create any relationship between the Parties other than that of employer and employee contracting with each other solely for the purpose of effecting the provisions of this Agreement, and this Agreement shall not be construed as creating a partnership or joint venture between the parties.

2.     TERM

This Agreement shall begin on the Commencement Date and end on the second (2nd) year anniversary after the Commencement Date (the “Original Term”). Thereafter, this Agreement shall automatically renew for successive one (1) year terms unless otherwise terminated as provided herein.

3.     COMPENSATION AND RELATED MATTERS

(a)     Base Salary. From and after the Commencement Date, the Executive shall receive an initial base salary (the “Base Salary”) paid by the Company of up to $35,000 per month, payable bi-weekly. It is understood by the parties that the Base Salary will be variable until such time as the cash flow of the Company can support the full Base Salary however in no event shall Executive’s monthly salary be less than $12,000.

(b)     Shares. The Executive will be eligible for certain common stock incentive stock grants (ISG’s) based upon performance and job tenure. Upon execution of this Agreement the Executive will be granted the right to receive up to 50,000 common shares of the Company. Further stock grants will be earned by Executive in accordance with the following schedule:

1.	If Executive, for any year, has received less than an average of $25,000 per month actual salary then he shall receive a grant of 150,000 common shares at year end..

2.	If Executive, for any year, has received more than a average of $25,000 per month actual salary then he shall receive a grant of 75,000 common shares at year end.

Executive will receive the common stock to be issued in accordance with the above schedule within 30 days of the grant, and vested 1/12 th per month.

(c)     Expenses. During his employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable business and entertainment expenses incurred by him in performing services hereunder, provided that the Executive properly accounts therefor to the Company and adheres to any reimbursement policy implemented by the Company.

(d)     Benefits. The Executive shall be entitled to participate in other benefit plans to which he is eligible pursuant to Company policy, which may be amended from time to time in the Company’s discretion and the applicable plan documents (the “Standard Benefit Plans”). A copy of the Company benefits plan is attached as Exhibit “A” to this Agreement.

(e)     Vacations. The Executive shall be entitled to reasonable vacation consistent with his position and the Company’s vacation policy.

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4.     TERMINATION

The parties understand and agree that the Executive’s employment hereunder is in accordance with the above stated term and may be terminated by the Company or the Executive, under the following circumstances:

(a)     Mutual Agreement. Termination by mutual written agreement between the Executive and the Company.

(b)     Death. Employment shall terminate upon the death of the Executive.

(c)     Disability. Termination will result if the Executive is unable to perform his duties on a full-time basis because of Executive’s inability to perform his duties under this Agreement, with or without reasonable accommodation, for a period of more than ten (10) days (“Disability”).

(d)     Termination of the Executive’s employment for “Cause.” For purposes of this Agreement, the Company shall have the ability to terminate the Executive’s employment hereunder for “Cause”.

For the purposes of this Agreement “Cause” is defined as committing theft, fraud, misappropriation, illegal use of drugs or alcohol in the workplace, embezzlement or acts of similar dishonesty, intentional and willful misconduct that may subject the company to criminal or civil liability, willful disregard of company policies and procedures, insubordination or deliberate refusal to follow the instructions of the Board of Directors, conviction of a felony or any crime involving moral turpitude, gross negligence in performing duties, or unreasonably refusing to perform the duties of the position.

(e)     Termination Without Cause. Notwithstanding any provisions of this Agreement to the contrary, the Company may terminate the Executive’s employment for any reason other than those specified in the foregoing paragraphs (a), (b), (c) or (d) (or for no reason) at any time effective upon delivery of thirty (30) days written notice by the sole member.

(f)     Voluntary Resignation. The Executive may terminate this Agreement (“Voluntary Resignation”) at any time effective upon thirty (30) days written notice to the sole member of the Company.

5.     COMPENSATION AND PAYMENTS UPON TERMINATION

5.01 The Executive shall be entitled to the following compensation from the Company (in lieu of all other sums payable to the Executive hereunder) upon the termination of Executive’s employment for reasons other than a change of control.

(a)     Mutual Agreement. If the Executive’s employment is terminated as a result of mutual agreement, the Company shall pay the Executive’s Base Salary through the original term, plus a lump sum payment for the value of all accrued, earned and unused benefits under the Standard Benefit Plan through the date of termination, and the Executive will be entitled to receive any vested ISG’s or cash incentives or bonuses that may have been earned by the Executive prior to the date of termination (for all purposes of this Agreement, all such accrued, earned and unpaid items through the applicable date of termination are referred to as the “Earned Amounts”).

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(b)     Death. If the Executive’s employment is terminated as a result of death, the Company will pay to the Executive’s estate the Earned Amounts.

(c)     Disability. If the Executive’s employment is terminated as a result of Disability (as defined in Section 4(c) above), the Executive will be provided long term disability benefits to which he may be eligible (if any) in accordance with the Company’s then existing Standard Benefit Plans, and the Company shall pay to the Executive the Earned Amounts.

(d)     Termination by the Company without Cause or by the Executive. If the Executive’s employment is terminated by the Company without Cause, or in the event the Executive voluntarily elects to terminate this Agreement, the Company shall pay the Executive the Earned Amounts plus, if the thirty (30) day written notice by the Executive has been given, the Company shall look forward fifteen (15) months and vest any ISG’s in Executive that would have vested during the fifteen (15) month forward period and balance of the base pay during the original term. If the Executive should terminate his employment with the Company for any reason and shall fail to give the required thirty (30) day written notice the Company shall have no further obligation to the Executive other than the “Earned Amounts”.

(e)     Termination for Cause. If the Executive’s employment is terminated for Cause, the Company shall pay the Executive the Earned Amounts only and the Company shall have no further compensation obligation to the Executive.

5.02 Termination of Employment Following a Change in Control.

(a)     Termination And Change In Control. In the event that Executive’s employment is terminated; (i) during the period beginning on the date a third person executes an agreement with the Company whereby the third party(ies) will purchase fifty percent (50%) or more of the assets or equity of the Company (the “Change in Control”) or otherwise begins a tender or exchange offer, circulates a proxy to stockholders, or takes other steps to effect a Change in Control and ending on the complete abandonment of that effort or (ii) at any time within two (2) years following the date on which a Change in Control occurs, then the Company shall provide to Executive the rights and benefits described in this Section 5 in lieu of all other benefits of a severance nature under Section 5.01 of this Agreement. The specific arrangements referred to in this Section 5.02 are not intended to exclude Executive’s participation in other benefit plans in which Executive currently participates or which are or may become available to executive personnel generally in the class or category of Executive or to preclude other compensation or benefits as may be authorized by the Board of Directors from time to time.

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(b)     Accrued Benefits. The Company shall pay to the Executive in a lump sum in cash, subject to Section 11 below, within 30 days after the Date of Termination, or as soon thereafter as is reasonably practicable, the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) any accrued but unpaid Bonus, (3) any accrued but unpaid Commissions, and (4) any accrued vacation.

(c)     Additional Payment. The Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination, an amount equal to three (3) times the sum of (x) the Executive’s Annual Base Salary and (y) an amount equal to the highest amount of Bonus received by Executive for any fiscal year in the last three (3) fiscal years.

(d)     Continuation of Benefits. For three (3) years after the Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to pay the Benefit Amount or if the Fringe Benefits are provided by the Company the benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(f) of this Agreement if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until three (3) years after the Date of Termination and to have retired on the last day of such period.

If due to insurance company or Internal Revenue Service restrictions, the Executive is ineligible to continue to be covered under the terms of any such benefit plan or program, or in the event Executive is eligible but the benefits applicable to Executive under any such plan or program after termination of employment are not substantially equivalent to the benefits applicable to Executive immediately prior to termination or, if more favorable to the Executive, during the three-year period thereafter, the Company shall provide such substantially equivalent benefits, or such additional benefits as may be necessary to make the Executive whole through other sources.

(e)     Acceleration of Vesting. All stock, stock options, restricted stock awards, long term incentive plan benefits and any other equity awards or benefits that are subject to vesting based upon the continued employment of the Executive shall automatically become vested, unrestricted and/or exercisable, as the case may be.

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(f)     Outplacement Services. Full outplacement services provided by the professional outplacement consulting firm of Executive’s choosing, to a maximum of $30,000, provided that all expenses reimbursable under this subsection (vi) must be incurred and reimbursed no later than December 31 of the second calendar year following the calendar year in which Executive’s employment is terminated.

6.     NON-DISCLOSURE

(a)     Confidential Information. By virtue of his employment with the Company, the Executive will have access to confidential, proprietary, and highly sensitive information relating to the business of the Company and which is a valuable, competitive and unique asset of the Company (“Confidential Information”), the confidentiality of which is essential to the Company’s ability to differentiate its products and services. Such Confidential Information includes all information which relates to the business of the Company, which is or has been disclosed to the Executive orally or in writing by the Company or obtained by virtue of work performed for the Company, is or was developed by the Company, and is not generally available to or known by individuals or entities within the industry in which the Company is or may become engaged or readily accessible by independent investigation. The Confidential Information sought to be protected includes, without limitation, information pertaining to: (i) the identities of customers and clients with which or whom the Company does or seeks to do business, as well as the point of contact persons and decision-makers at these customers and clients, including their names, addresses, e-mail addresses and positions; (ii) the past or present purchasing history and the past and/or current job requirements of each past and/or existing customer and client; (iii) the volume of business and the nature of the business relationship between the Company and its customers and clients; (iv) the pricing of the Company’s services, including any deviations from its standard pricing for particular customers and clients; (v) the Company’s business plans and strategy, including customer or client assignments and rearrangements, sales and administrative staff expansions, marketing and sales plans and strategy, proposed adjustments in compensation of sales personnel, revenue, expense and profit projections, industry analyses, and any proposed or actual implemented technology changes; (vi) information regarding the Company’s employees, including their identities, skills, talents, knowledge, experience, and compensation; (vii) the Company’s financial results and business condition; and (viii) computer programs and software developed by the Company and tailored to the Company’s needs by its employees, independent contractors, consultants or vendors; (ix) information relating to the Company’s architects, designers, contractors, or persons likely to become architects, designers, or contractors; (x) any past or present merchandise or supply sources in the future; (xi) technical and non-technical information including patent, copyright, trade secret, proprietary information, methods, ideas, concepts, designs, inventions, know-how, processes, software programs, software source documents and formulae related to the current, future and proposed products and services of the Company including research, experimental work, development, design details and specifications and engineering, financial statements, forecasts, plans (whether business, strategic, marketing or other), client lists, prospective client lists, sales data, sales analysis, equipment and other assets, prices, costs, sources of supplies, pricing methods, personnel, marketing research, and business relationships, whether or not marked “Confidential” or “Proprietary”. Confidential Information may be contained on the Company’s computer network, in computerized documents or files, or in any written or printed documents, including any written reports summarizing such information.

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(b)     Non-Disclosure of Confidential Information. The Executive acknowledges that the Company’s Confidential Information will be disclosed to the Executive throughout his employment at the Company in order to enable the Executive to perform his duties for the Company. The Executive further acknowledges that, prior to his employment at the Company, Executive was either unfamiliar with the Company’s Confidential Information or Executive developed such Confidential Information for the benefit of the Company and was otherwise compensated for such services outside of the terms of this Agreement. Finally, Executive acknowledges that the unauthorized disclosure of Confidential Information could place the Company at a competitive disadvantage. Consequently, Executive agrees (i) not to use, publish, disclose or divulge, directly or indirectly, at any time, any Confidential Information for his own benefit and for the benefit of any person, entity, or corporation other than the Company, to any person who is not a current employee of the Company, without the express, written consent of the Company and except in the performance of the duties assigned to him by the Company; (ii)  not to make copies of Confidential Information without the prior written consent of the Company; (iii) to take reasonable precautions to protect against the inadvertent disclosure of such Confidential Information or theft or misappropriation by others; and (iv) not to use such Confidential Information except in connection with the specific duties of the Executive in connection with his employment.

(c)     Notwithstanding the foregoing, the confidentiality and nondisclosure provisions contained herein with respect to any portion of the Confidential Information shall terminate when the Executive can document that the Confidential Information:

(i)     was in the public domain at the same time it was communicated to the Executive by the Company;

(ii)     entered the public domain subsequent to the time it was communicated to the Executive by the Company through no fault of the Executive;

(iii)     was in the Executive’s possession free of any obligation of confidence at the time it was communicated to the Executive by the Company;

(iv)     was rightfully communicated to the Executive free of any obligation of confidence subsequent to the time it was communicated to the Executive by the Company;

(v)     was developed by the Executive independently of and without any reference to any information communicated to the Executive by the Company; or

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(vi)     was communicated in response to a valid subpoena or order by a court or by a governmental body, provided that the Executive complies with the provisions of Section 6(e) below.

(d)     Survival of Executive’s Obligations. Executive understands and agrees that his obligations under this Section shall survive the termination of this Agreement and/or his employment with the Company. Executive further understands and agrees that his obligations under this Section are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which he may have to the Company under general legal or equitable principles, or other policies implemented by the Company.

(e)     Certain Disclosures. In the event that the Executive receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena or order issued by a court or by a governmental body, the Executive agrees (i) to notify the Company immediately of the existence, terms, and circumstances surrounding such request, (ii) to consult with the Executive on the advisability of taking legal available steps to resist or narrow such request, and (iii) if disclosure of such Confidential Information is required to prevent the Executive from being held in contempt or subject to other penalty, to furnish only such portion of the Confidential Information as, in the opinion of counsel to the Executive, it is legally compelled to disclose and to exercise its best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information.

7.     RETURN OF COMPANY PROPERTY

Executive acknowledges that all memoranda, notes, correspondence, databases, computer discs, computer files, computer equipment and/or accessories, pagers, telephones, passwords or pass codes, records, reports, manuals, books, papers, letters, CD Roms, keys, Internet database access codes, client profile data, job orders, client and customer lists, contracts, software programs, information and records, drafts of instructions, guides and manuals, and other documentation (whether in draft or final form), and other sales, financial or technological information relating to the Company’s business, and any and all other documents containing Confidential Information furnished to Executive by any representative of the Company or otherwise acquired or developed by him in connection with his association with the Company (collectively, “Recipient Materials”) shall at all times be the property of the Company. Within twenty-four (24) hours of the termination of his employment for any reason, Executive will return to the Company any Recipient Materials which are in his possession, custody or control.

8.     NON-SOLICITATION OF CUSTOMERS/CLIENTS

(a)     Access to Confidential Information. Executive acknowledges that the special relationship of trust and confidence between him, the Company, and its clients and customers creates a high risk and opportunity for Executive to misappropriate the relationship and goodwill existing between the Company and its clients and customers. Executive further acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation. Executive further acknowledges that, at the outset of his employment with the Company and/or throughout his employment with the Company, Executive has been or will be provided with access to and informed of the Company’s Confidential Information, which will enable him to benefit from the Company’s goodwill and know-how.

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(b)     Inevitable Disclosure. Executive acknowledges that it would be inevitable in the performance of his duties as a director, officer, employee, investor, agent or consultant of any person, association, entity, or company which competes with the Company, or which intends to or may compete with the Company, to disclose and/or use the Company’s Confidential Information, as well as to misappropriate the Company’s goodwill and know-how, to or for the benefit of such other person, association, entity, or company. Executive also acknowledges that, in exchange for the execution of the non-solicitation restriction set forth in this Section 8(b), he has received substantial, valuable consideration, including the consideration set forth in Sections 3 and 5 above. Executive further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation restriction set forth in this Section.

(c)     Non-Solicitation of Customers. Ancillary to the enforceable promises set forth in this Agreement including, without limitation, the promises contained in Sections 3, 6 and 7, as well as to protect the vital interests described in those Sections, Executive agrees that, while he is employed by the Company and for a period of twelve (12) months following the termination of his employment with the Company, regardless of the reason for such termination, Executive will not, without the prior written consent of the Company, directly or indirectly, alone or for his own account, or as owner, partner, investor, member, trustee, officer, director, shareholder, employee, consultant, distributor, advisor, representative or agent of any partnership, joint venture, corporation, trust, or other business organization or entity, (i) contact, solicit sales of, or sell, deliver or place any product, service or system of the kind and character sold, provided, distributed or placed by Executive on behalf of the Company to any person, association, corporation or other business organization or entity that Executive contacted, solicited, called upon, or served, or that he directed others to solicit, call upon, or serve, on behalf of the Company, during his employment at the Company; or (ii) contact, solicit, or seek to divert the business or patronage of any person, association, corporation, or other business organization or entity with whom or which Executive had business relations on behalf of the Company or with whom or which he met or communicated, or with whom or which he directed others to meet or communicate, for the purpose of offering to sell or place or solicit for sale or placement any product, service, or system of the kind and character sold, provided or distributed by him, on behalf of the Company, during his employment at the Company.

(d)     Reasonable Restrictions. Executive agrees that the restriction set forth above is ancillary to an otherwise enforceable agreement, is supported by independent valuable consideration, and that the limitations as to time, geographical area, and scope of activity to be restrained by this Section are reasonable and acceptable, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of the Company. Executive agrees that if, at some later date, a court of competent jurisdiction determines that the non-solicitation agreement set forth in this Section does not meet the criteria set forth in Tex. Bus. & Comm. Code Ann. 15.50(2), this Section may be reformed by the court and enforced to the maximum extent permitted under Texas law.

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(e)     Breach. If Executive is found to have violated any of the provisions of this Section, Executive agrees that the restrictive period of each covenant so violated shall be extended by a period of time equal to the period of such violation by him. Executive understands that his obligations under this Section shall survive the termination of his employment with the Company and shall not be assignable by him.

9.     NON-SOLICITATION OF EMPLOYEES AND CONSULTANTS

Executive acknowledges that, as part of his employment or association with the Company, he will become familiar with the salary, pay scale, capabilities, experiences, skill and desires of the Company’s employees. In order to protect the confidentiality of such information, Executive agrees that, for a period of twelve (12) months following the termination of his employment with the Company, whether such termination occurs at the insistence of Executive or the Company, Executive shall not recruit, hire, solicit, or attempt to recruit, hire or solicit, directly or by assisting others, any other employees or consultants employed by or associated with the Company, nor shall he contact or communicate with any other employees or consultants of the Company for the purpose of inducing other employees or consultants to terminate their employment or association with the Company. For purposes of this covenant, “other employees or consultants” shall refer to permanent employees, temporary employees, or consultants who were employed by, doing business with, or associated with the Company within six (6) months of the time of the attempted recruiting, hiring or solicitation. Executive’s obligations under this Section 9 shall survive the termination of this Agreement and Executive’s employment with the Company.

10.     REMEDIES

In the event that Executive violates any of the provisions set forth in Sections 6, 7, 8, or 9 of this Agreement, he acknowledges that the Company will suffer immediate and irreparable harm which cannot be accurately calculated in monetary damages. Consequently, Executive acknowledges and agrees that the Company shall be entitled to immediate injunctive relief, either by temporary or permanent injunction, to prevent such a violation. Executive further acknowledges and agrees that this injunctive relief shall be in addition to any other legal or equitable relief, including monetary damages, to which the Company would be entitled.

11.     INVENTIONS, IDEAS/PATENTABLE INVENTIONS

(a)     Inventions. Any discovery, invention, design, improvement, concept or other intellectual properties, either patentable or not, made, developed or conceived by the Executive during the term of the Agreement, and for one year after termination thereof, which relate to or are useful in the business or activities in which the Company is or may become engaged, and which may or may not also constitute Confidential Information (the “Inventions”), shall be the exclusive property of the Company and its successors.

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(b)     Disclosure to the Company. The Executive agrees to disclose promptly, in writing, if so requested, to the Company, any Inventions that the Executive may make, develop or conceive during the term of this Agreement by the Company or its successors.

(c)     Work for Hire. The Executive agrees that the Inventions shall be deemed “work made for hire” and hereby assigns, and agrees to assign, to the Company all the Executive’s rights, title and interest in any such Inventions, whether or not during the term of this Agreement such Inventions may be reduced to practice, and to execute all patent applications, copyright applications, assignments and other documents, and to take all other steps necessary (but all at the Company’s expense), to vest in the Company the entire right, title and interest in and to those Inventions and in and to any patents or copyrights obtainable therefor in the United States and in foreign countries.

(d)     Obligation to Assign Inventions to the Company. The Executive shall not be obligated to assign to the Company any Invention made by him during the Relationship or after termination of this Agreement which does not relate to any business or activity in which the Company is or may become engaged, except that the Executive is so obligated if the same relates to or is based on Confidential Information to which the Executive shall have had access during and by virtue of his employment or arises out of work assigned to him by the Company; nor shall the Executive be obligated to assign any Inventions which relate to or would be useful in any business or activities in which the Company is engaged if such Invention was conceived and reduced by practice by the Executive prior to this Agreement with the Company, provided that all such Inventions are listed on Exhibit “B” attached hereto and made known to the Company.

12.     SUCCESSORS; BINDING AGREEMENT

This Agreement shall be binding upon, and inure to the benefit of, the Company, Executive, and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. Without limiting the generality of the foregoing, the Company may assign this Agreement (or the same may remain with the Company as a subsidiary of a larger institution), without the consent of Executive, with such assignee being required to perform the obligations of the Company hereunder, to any successor of the Company.

13.     COMPLETE AGREEMENT

This Agreement sets forth the entire agreement among the Company and Executive concerning the subject matter hereof, and supersedes all prior written or oral understandings of the parties.

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14.     NOTICE

For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when (i) delivered personally; (ii) sent by telecopy or similar electronic device and confirmed; (iii) delivered by overnight express; or (iv) sent by registered or certified mail, postage prepaid, addressed as follows:

If to the Executive:	J.F. Hoover 104 Thistle Court Highland Village, TX 75077

If to the Company:	TransCoastal Corporation 17304 Preston Road Suite 700 Dallas, TX 75252

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15.     MISCELLANEOUS

No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing, signed by the Executive and the Company. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Either party hereof has made no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter, which are not set forth expressly in this Agreement.

16.     GOVERNING LAW AND VENUE

This Agreement is being made and is intended to be performed in the State of Texas, and shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Texas and venue for any matter in connection with or arising from this Agreement shall be in Dallas County, Texas.

17.     ATTORNEY FEES

All legal fees and costs incurred in connection with the resolution of any dispute or controversy under or in connection with this Agreement shall be borne by the non-prevailing party.

18.     COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

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19.     VOLUNTARY AGREEMENT

The parties acknowledge that each has had an opportunity to consult with an attorney or other counselor concerning the meaning, import, and legal significance of this Agreement, and each has read this Agreement, as signified by their respective signatures hereto, and each is voluntarily executing the same after, if sought, advice of counsel for the purposes and consideration herein expressed.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

COMPANY:

TransCoastal Corporation

By: _________________________________________

Name: _______________________________________

Title: ________________________________________

EXECUTIVE:

_____________________________________________

David J. May

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